Exhibit 99.1

TITAN PHARMACEUTICALS AND BRAEBURN ANNOUNCE MUTUAL
TERMINATION OF LICENSE AGREEMENT FOR PROBUPHINE® FOR
OPIOID DEPENDENCE

SOUTH SAN FRANCISCO, CA and PLYMOUTH MEETING, PA – May 30, 2018 – Titan Pharmaceuticals, Inc. (NASDAQ:TTNP) and Braeburn announce that they have agreed to terminate the December 2012 license agreement, which granted Braeburn exclusive rights to commercialize Probuphine in the United States and Canada.

Under the terms of the termination agreement, Titan will regain all rights to the commercialization and clinical development of Probuphine in the U.S. and Canada. Braeburn has paid Titan $1 million and will provide assistance to Titan through December 28, 2018 to enable a smooth transition and ensure that patients and their doctors will continue to have support and access to this treatment. In addition, the parties will immediately transfer to Titan all regulatory documentation and development data related to Probuphine.

“We believe that Probuphine is an important product in the face of a growing opioid addiction epidemic and we will continue to explore options with the potential to improve uptake of the product in the U.S., as well as expand global access through partnerships in Europe and other territories with Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A. and Knight Therapeutics Inc. in Canada,” said Titan’s President and CEO, Sunil Bhonsle.

“We are working closely with a team of addiction medicine experts to help position Probuphine for success through a focused market segmentation strategy,” said Titan’s Executive Chairman, Marc Rubin, M.D. “Meanwhile, we will ensure that Probuphine will continue to be available through established distribution channels for patients suffering from opioid use disorder.”

“As a result of this agreement, we will have greater focus on our flagship Weekly and Monthly depot products,” said Mike Derkacz, President & CEO of Braeburn. “We are working with Titan to ensure a smooth transition and continuum of care for patients.”

About Probuphine

Probuphine is the only subdermal implant designed to deliver buprenorphine continuously for six months following a single treatment.

Probuphine was developed using ProNeura™, the continuous drug delivery system developed by Titan that consists of a small, solid implant made from a mixture of ethylene-vinyl acetate and a drug substance. The resulting construct is a solid matrix that is placed subdermally, normally in the upper arm in an outpatient office procedure and removed in a similar manner at the end of the treatment period. Braeburn obtained U.S. Food and Drug Administration (“FDA”) approval for Probuphine in May 2016 and became the first buprenorphine implant for the long-term maintenance treatment of opioid addiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is developing proprietary therapeutics primarily for the treatment of select chronic diseases. The company’s lead product is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan’s proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for three months or longer. Approved by the FDA in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions such as Parkinson’s disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

About Braeburn

Braeburn is a pharmaceutical company dedicated to delivering solutions for people living with the serious, often fatal consequences of opioid addiction. The company’s mission is to advance a portfolio of next-generation therapies, with individualized dosing regimens and delivery options, to address the escalating disease burden of addiction faced by patients, healthcare professionals, payers and society. For more information about Braeburn, please visit www.braeburnrx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to the commercialization of Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Titan

Sunil Bhonsle,

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com

Braeburn

Media Relations:

Colleen Saltmer: csaltmer@braeburnrx.com

Investor Relations:

Chris Taylor: ctaylor@braeburnrx.com